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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                 TO THE RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             NABORS INDUSTRIES, INC.

NABORS INDUSTRIES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation held on April 20, 2000 resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation, as amended, of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that Article Fourth (a) of the Corporation's Restated Certificate of Incorporation which reads as follows:

                  Fourth: (a) The total number of shares which the Corporation shall have the authority to issue is two hundred and eighteen million (218,000,000) shares, of which two hundred eight million (208,000,000) shares will consist of Capital Stock having a par value of ten cents ($.10) and ten million (10,000,000) shares will consist of Preferred Stock having a par value of ten cents ($.10) per share. The Capital Stock will consist of two hundred million (200,000,000) shares of Common Stock, and eight million (8,000,000) shares of Class B Stock. All shares of capital stock will be identical and will entitle the holders thereof to the same rights and privileges except as otherwise provided in this Restated Certificate of Incorporation.

         be and hereby is amended by striking out said Article Fourth (a) and inserting in lieu thereof the following:

                  Fourth: (a) The total number of shares which the Corporation shall have the authority to issue is four hundred and eighteen million (418,000,000) shares, of which four hundred eight million (408,000,000) shares will consist of Capital Stock having a par value of ten cents ($.10) and ten million (10,000,000) shares will consist of Preferred Stock having a par value of ten cents ($.10) per share. The Capital Stock will consist of four hundred million (400,000,000) shares of Common Stock, and eight million (8,000,000) shares of Class B Stock. All shares of capital stock will be identical and will entitle the holders thereof to the same rights and privileges except as otherwise provided in this Restated Certificate of Incorporation.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.


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THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Anthony G. Petrello, its President and attested by Daniel McLachlin, its Secretary this 6th day of June, 2000.


/s/ Anthony G. Petrello
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Anthony G. Petrello, President


/s/ Daniel McLachlin
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Daniel McLachlin, Secretary